Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Fourth Quarter and Full Year 2021

Financial Results

•	Fourth quarter total revenues of $8.8 million, an increase of $1.5 million from fourth-quarter 2020

•	Fourth quarter net income of $0.1 million, or diluted earnings per share (EPS) of $0.00

•	Fourth quarter adjusted EBITDA of $1.3 million, or diluted adjusted EBITDA per share of $0.02

•	Fourth quarter gross dollar load volume up 12.5% versus the year-ago period and 4.6% versus the previous quarter

•	Fourth quarter purchase volume up 13.2% versus the year-ago period and up 5.4% versus the previous quarter

HENDERSON, Nev. – March 22, 2022 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the fourth quarter and full year 2021.

“We had a good fourth quarter as load volumes and spending trends continued to improve with Q4 volumes approaching pre-pandemic levels. We are optimistic about the coming year and our growth prospects in plasma, pharma, and other prepaid business,” said Mark Newcomer, Paysign CEO. “We are executing on our strategic priorities, winning new deals in both plasma and pharma and continuing to build out our team and technology to effectively handle the opportunities that lie ahead for our company.”

Quarterly Results

The following additional details are provided to aid in understanding Paysign’s fourth quarter 2021 results versus the year-ago period:

•	Revenues increased $1.5 million (21%) versus the year-ago period. The increase was driven by the impact of the following factors:
o	Plasma revenue increased $1.3 million (20%) primarily due to an increase in plasma donations and dollars loaded onto cards. The average monthly revenue per plasma center increased to $6,798. We added seven new plasma centers during the quarter, exiting the quarter with 366 centers. This compares to 340 centers at the end of 2020.
o	Pharma revenue increased $256 thousand primarily driven by the recognition of settlement income.
•	Cost of revenues increased by $468 thousand (13%). Cost of revenues comprises of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production, postage costs, customer service, program management, application integration setup and sales and commission expense. The increase was primarily due to the increase in plasma transactions, as many of the plasma transaction costs are variable, which are provided by third parties who charge us based on the number of transactions that occur during the period.

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•	Gross profit increased $1.0 million (28%) primarily due to the increase in both plasma and pharma revenues. Our gross profit margin improved to 54.3%.
•	Operating expenses increased by $285 thousand (7%) from the fourth quarter of 2020. The year-over-year increase was primarily due to a decrease in (i) professional services and (ii) stock based compensation, offset by an increase in (i) compensation and benefits due to a tight labor market and increased insurance costs, (ii) depreciation and amortization due to the continued capitalization of new software and equipment, continued enhancements to our platform, new furniture and fixtures and leasehold improvements associated with the relocation to a new building in June 2020 and (iii) travel and entertainment due to a more normalized working environment and trade show expenses.
•	Income tax provision declined $3.7 million primarily due to the full valuation allowance on our deferred tax asset at the end of 2020.
•	Net income increased $4.4 million to a profit of $105 thousand. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” which is defined as earnings before interest, taxes, depreciation and amortization expense, and which is a non-GAAP metric, increased $843 thousand to a profit of $762 thousand due to the factors above.
•	“Adjusted EBITDA,” which reflects the adjustment to EBITDA to exclude stock-based compensation charges, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased $495 thousand to a profit of $1.3 million due to the factors mentioned above.

2021 Full Year Results

The following additional details are provided to aid in understanding Paysign’s full year 2021 results versus the year-ago period:

•	Revenues increased $5.3 million (22%) for the year ended December 31, 2021, compared to the same period in the prior year and consisted of a $2.5 million (11%) increase in plasma revenue, a $3.0 million increase in pharma revenue, and a reduction of $207,837 in other revenue.
o	The increase in plasma revenue was primarily due to an increase in plasma centers, donations and dollars loaded onto cards as COVID-19 related government stimulus payments were phased out, donation centers reopened and mobility restrictions were lifted during the year. We added 26 new plasma centers during the year, exiting with 366 centers which compares to 340 centers at the end of 2020.
o	Pharma revenue increased $3.0 million (929%) primarily driven by the anniversary of a $6.3 million adjustment that reduced pharma revenue for a change in accounting estimate in recognizing settlement income for all pharma programs in the third quarter of 2020 in accordance with applicable accounting guidance, as well as the recognition of settlement income for pharma programs that ended throughout 2021, the launch of new pharma programs during 2021 and the lifting of mobility restrictions allowing individuals to return to visiting doctor offices and pharmacies to receive pharmaceutical medicines.
•	Cost of revenues declined by $64 thousand. Cost of revenues comprises of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production, postage costs, customer service, program management, application integration setup and sales and commission expense. Cost of revenues decreased primarily due to operating leverage inherent in our plasma business as many of the plasma fees deliver a greater revenue contribution versus the costs that are provided by third parties who charge us based on the number of transactions that occur during the period. In addition, there was a greater contribution of higher margin pharma settlement income for the year ended December 31, 2021.
•	Gross profit increased $5.4 million over the prior year resulting primarily from the increase in revenue described above, coupled with the slight year-over-year decrease in cost of sales. The gross profit margin was 49.9% for 2021 versus 38.6% the prior year. The increase in gross margin resulted from a higher revenue conversion rate generated from revenues with a larger portion of fixed costs versus those that have a variable cost component.
•	Selling, general and administrative expenses for the year decreased $138 thousand (0.9%) compared to the prior year and consisted primarily of (i) an increase in staffing and compensation of $1.3 million, (ii) insurance of $250 thousand and (iii) travel and entertainment of $170 thousand; offset by a decrease in (i) stock-based compensation of $690 thousand, (ii) technologies and telecom of $265 thousand and (iii) professional services for legal, accounting, tax and consultants of $260 thousand.

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•	During the year ended December 31, 2021, there was no intangible asset impairment charge or loss on the abandonment of assets. The impairment of intangible asset of $382 thousand in December 31, 2020, was related to a write down of the carrying value of acquisition costs related to a business license that had been suspended.
•	Depreciation and amortization expense for 2021 increased $373 thousand compared to the prior year. The increase in depreciation and amortization expense was primarily due to continued capitalization of new technologies and enhancements to our processing platform and infrastructure.
•	For 2021 we recorded a loss from operations of $2.7 million, an increase of $5.6 million from the operating loss of $8.3 million the prior year related to the aforementioned factors.
•	Other income for the year ended December 31, 2021, decreased $62 thousand related to a decrease in interest income resulting primarily from the reduction in the federal funds rate to near 0% beginning in the first quarter of 2020.
•	The effective tax rate was (0.4%) and (10.8%) for the years ended December 31, 2021, and 2020, respectively. The effective tax rates vary, primarily due to the company establishing a full valuation allowance against its deferred tax assets during the year ended December 31, 2020. The company continues to have a full valuation allowance against its deferred tax assets as of December 31, 2021.
•	The net loss for 2021 was $2.7 million, a $6.4 million improvement over the prior year. The overall change in net loss relates to the aforementioned factors.
•	“EBITDA,” which is defined as earnings before interest, taxes, depreciation and amortization expense, and which is a non-GAAP metric, improved $6.0 million to a loss of $242 thousand due to the factors mentioned above.
•	“Adjusted EBITDA,” which reflects the adjustment to EBITDA to exclude (i) impairment of intangible asset, (ii) loss on abandonment of assets and (iii) stock-based compensation charges, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased $4.9 million to a profit of $2.0 million due to the factors mentioned above.

2021 Year Milestones

•	As of December 31, 2021, we had approximately 4.3 million cardholders and 440 card programs.
•	Year-over-year revenue increased 22.2%.
•	We added 26 plasma programs, launched 2 net new pharma prepay and pharma copay programs and added 4 net new corporate incentive programs.
•	We met or exceeded all guidance metrics provided during our Q1 earnings call last May. Full year total revenue of $29.5 million was in line with our guidance of $29.0 million to $32.0 million. Gross profit margin was 49.9%, well ahead of our guidance of 45%. Operating expenses were $17.5 million, slightly below our initial guidance of $18.0 million to $18.5 million. Adjusted EBITDA of $2.0 million was ahead of our guidance of $0.35 million to $1.90 million.

Balance Sheet At Year-End 2021

Unrestricted cash declined $442 thousand to $7.4 million due to the negative impact of COVID-19 on our operations, particularly in March and April of 2021 when government stimulus checks were widely distributed to individuals throughout the U.S. Our operating results did improve throughout 2021 whereby we were able to generate positive cash flow from operations in the second half of the year to help offset our unrestricted cash balance decline that we experienced in the first half of the year. Restricted cash of $61.3 million are funds used for customer card funding with a corresponding offset under current liabilities. The increase in 2021 versus 2020 was predominately related to increases in funds on card, increased plasma deposits and new plasma and pharma customers, offset by declines from pharma customers whose contracts terminated during the year. We experienced large increases in accounts receivable and accounts payable primarily due to the launch of six new pharma copay programs during the year whereby Paysign invoices its customers for reimbursement to pharmacy networks, pharmacies, or individuals for their out-of-pocket costs and remits those funds to cover the accounts payable liability. We believe that our unrestricted cash on hand at December 31, 2021, of $7.4 million along with anticipated revenues and operating profits anticipated for 2022, and our account receivable and account payable process, will be sufficient to sustain our operations for the next twelve months.

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2022 Outlook

“We had another good quarter with revenues, income from operations, EBITDA and adjusted EBITDA all improving both sequentially and year over year. Additionally, our balance sheet improved sequentially as a result of this quarter’s performance. While we continue to see the residual effects of the pandemic on our business, we did see improving transactional trends and a more normal seasonal pattern as we moved through the quarter. We continue to believe that our business will continue to grow and improve in 2022,” said Jeff Baker, Paysign CFO.

“For the full year 2022, we expect total revenue to be in the range of $35.25 million to $38.35 million, reflecting growth of 20% to 30%, with plasma making up approximately 90% of total revenue. Pharma revenue is expected to be relatively flat year over year as the loss of programs and settlement income in 2021 are offset with new pharma copay programs. Adjusted EBITDA is expected to at least double to $4.0 million over 2021’s adjusted EBITDA of $2.0 million. Full year gross profit margins are expected to be approximately 50.0% to 52.5%, with Q1 2022 gross profit margin expected to be approximately 60% before returning to a more normalized gross profit margin experienced in 2021. We expect this will result in Q1 2022 operating results to be somewhat skewed relative to historical Q1 results. Operating expenses are expected to increase to approximately $20.0 million as we continue to make investments in people and technology, and experience higher costs in insurance, travel and entertainment and other inflationary pressures. Depreciation and amortization is expected to be between $3.0 million and $3.25 million while stock-based compensation is expected to be approximately $2.0 million,” Baker concluded.

COVID-19 Update

The coronavirus (“COVID-19”) pandemic, which started in late 2019 and reached the United States in early 2020, continues to significantly impact the economy of the United States and the rest of the world. While the disruption appears to be mitigating due to the availability of vaccines and other factors, the ultimate duration and severity of the pandemic remain uncertain, particularly given the development of new variants that continue to spread. The COVID-19 outbreak caused plasma center closures, and the stimulus packages signed into law during 2020 and 2021 reduced the incentive for individuals to donate plasma for supplementary income. Those developments have had and will continue to have an adverse impact on our results of operations. While we remain cautiously optimistic and have seen improvements in our operating results, we cannot foresee how long it may take us to attain pre-pandemic operating levels as COVID-19 related labor shortages at plasma donation centers, Mexican nationals being prevented to give plasma with a B2 Tourist Visa and other effects continue to weigh on our results of operations. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and variants and around the imposition or relaxation of protective measures, management cannot at this time estimate with reasonable accuracy COVID-19’s further impact on our results of operations, cash flows or financial condition.

Fourth Quarter and Full Year 2021 Financial Results Conference Call Details

At 5:00 p.m. ET today, the company will host a conference call to discuss its fourth quarter and full year 2021 results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and 201.389.0923 (outside the U.S.). A replay of the call will be available until June 22, 2022, and can be accessed by dialing 877.660.6853 (within the U.S.) and 201.612.7415 (outside the U.S.), using passcode 13726029.

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Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe harbor created thereby. All statements, other than statements of fact included in this release are forward-looking statements. Such forward-looking statements include, among others, that our business will continue to rebound from the pandemic; the expected total revenue, gross profit margins, operating expenses, depreciation and amortization, stock-based compensation, adjusted EBITDA, plasma revenues and pharma revenues for 2022 meet our expectations; the company’s growth prospects in plasma, pharma, and other prepaid business materialize; and that the company remains well-capitalized and positioned to weather impacts from the pandemic. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2021. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing designed for businesses, consumers and government institutions. Incorporated in 1995 and headquartered in southern Nevada, the company creates customized, innovative payment solutions for clients across all industries, including pharmaceutical, healthcare, hospitality and retail. By using Paysign solutions, clients enjoy benefits such as lower administrative costs, streamlined operations, increased revenues, accelerated product adoption and improved customer, employee and partner loyalty.

Built on the foundation of a robust and reliable payments platform, Paysign’s end-to-end technologies securely enable a wide range of services, including transaction processing, cardholder enrollment, value loading, cardholder account management, reporting and customer care. The modern cross-platform architecture is highly flexible, scalable and customizable, which delivers cost benefits and revenue-building opportunities to clients and partners.

As a full-service program manager, Paysign manages all aspects of the prepaid card lifecycle, from card design and bank approvals, production, packaging, distribution and personalization, to inventory and security controls, renewals, lost and stolen cards and card replacement. The company’s in-house, bilingual customer care is available 24/7/365 through live agents, interactive voice response (IVR), and two-way SMS alerts.

For more than 20 years, major pharmaceutical and healthcare companies and multinational enterprises have relied on Paysign to provide full-service programs tailored to their unique requirements. The company has designed and launched prepaid card programs for corporate rewards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance.

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Paysign’s expanded product offerings include additional corporate incentive products and demand deposit accounts accessible with a debit card. The product roadmap includes expanded offerings into new prepaid card categories, including payroll, travel and expense reimbursement. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches Director, Marketing 702.749.7257 pr@paysign.com

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PAYSIGN, INC.

CONSOLIDATED STATEMENTS OF INCOME

	(UNAUDITED)		(AUDITED)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Plasma industry	$7,552,140	$6,298,653	$25,918,150	$23,401,068
Pharma industry	1,177,671	921,644	3,361,869	326,699
Other	37,131	33,140	184,830	392,667
Total revenues	8,766,942	7,253,437	29,464,849	24,120,434

Cost of revenues	4,008,778	3,541,270	14,753,042	14,817,028

Gross profit	4,758,164	3,712,167	14,711,807	9,303,406

Operating expenses
Selling, general and administrative	3,995,703	3,792,396	14,953,322	15,091,432
Impairment of intangible asset	–	–	–	382,414
Loss on abandonment of assets	–	–	–	42,898
Depreciation and amortization	659,564	578,117	2,497,918	2,124,762
Total operating expenses	4,655,267	4,370,513	17,451,240	17,641,506

Income (loss) from operations	102,897	(658,346)	(2,739,433)	(8,338,100)

Other income
Interest income, net	10,067	13,245	28,297	90,720

Income (loss) before income tax provision	112,964	(645,101)	(2,711,136)	(8,247,380)

Income tax provision	7,798	3,666,057	10,198	894,182

Net income (loss)	$105,166	$(4,311,158)	$(2,721,334)	$(9,141,562)

Net income (loss) per share
Basic	$0.00	$(0.09)	$(0.05)	$(0.19)
Diluted	$0.00	$(0.09)	$(0.05)	$(0.19)

Weighted average common shares
Basic	51,632,008	49,918,782	50,975,794	49,272,494
Diluted	52,355,856	49,918,782	50,975,794	49,272,494

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PAYSIGN, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS

Current assets
Cash	$7,387,156	$7,829,453
Restricted Cash	61,283,914	48,100,951
Accounts receivable	3,393,940	512,097
Other receivables	1,019,218	142,762
Prepaid expenses and other current assets	1,242,967	1,375,364
Total current assets	74,327,195	57,960,627

Fixed assets, net	1,642,981	1,849,164
Intangible assets, net	4,086,962	3,699,033
Operating lease right-of-use asset	3,993,655	4,324,682

Total assets	$84,050,793	$67,833,506

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$5,765,478	$2,162,256
Operating lease liability, current portion	340,412	320,636
Customer card funding	61,283,914	48,100,951
Total current liabilities	67,389,804	50,583,843

Operating lease liability, long term portion	3,673,186	4,013,598

Total liabilities	71,062,990	54,597,441

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 52,095,382 and 50,251,607 issued at December 31, 2021 and 2020, respectively	52,095	50,252
Additional paid-in capital	16,860,119	14,388,890
Treasury stock at cost, 303,450 shares, December 31, 2021 and 2020	(150,000)	(150,000)
Accumulated loss	(3,774,411)	(1,053,077)
Total stockholders' equity	12,987,803	13,236,065

Total liabilities and stockholders' equity	$84,050,793	$67,833,506

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization, stock-based compensation, impairment of intangible asset and loss on abandonment of assets. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges, impairment of intangible asset and loss on abandonment of assets.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

PAYSIGN, INC.

ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of adjusted EBITDA to net income (loss):
Net income (loss)	$105,166	$(4,311,158)	$(2,721,334)	$(9,141,562)
Income tax provision	7,798	3,666,057	10,198	894,182
Interest income, net	(10,067)	(13,245)	(28,297)	(90,720)
Depreciation and amortization	659,564	578,117	2,497,918	2,124,762
EBITDA	762,461	(80,229)	(241,515)	(6,213,338)
Impairment of intangible asset	–	–	–	382,414
Loss on abandonment of assets	–	–	–	42,898
Stock-based compensation	500,205	847,970	2,280,931	2,971,777
Adjusted EBITDA	$1,262,666	$767,741	$2,039,416	$(2,816,249)

Adjusted EBITDA per share
Basic	$0.02	$0.02	$0.04	$(0.06)
Diluted	$0.02	$0.01	$0.04	$(0.06)

Weighted average common shares
Basic	51,632,008	49,918,782	50,975,794	49,272,494
Diluted	52,355,856	53,671,904	52,553,586	49,272,494

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